EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Geron Corporation for the registration of 134,048 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2006, with respect to the consolidated financial statements of Geron Corporation, Geron Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Geron Corporation, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP


Palo Alto, California
May 5, 2006